UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 8, 2006

BELLSOUTH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

GEORGIA

(State or Other Jurisdiction of Incorporation)

1-8607	58-1533433
(Commission File Number)	(IRS Employer Identification No.)

Room 15G03, 1155 Peachtree Street, N. E., Atlanta, Georgia	30309-3610
(Address of Principal Executive Offices)	(Zip Code)

(404) 249-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated With Exit or Disposal Activities

On December 15, 2005, BellSouth announced that it would reduce its management workforce by approximately 1,500 employees. The plan included a voluntary program offering a special termination benefit followed by an involuntary program to the extent necessary to achieve the targeted reductions. In accordance with accounting rules, the Company recorded an after-tax charge for employee termination benefits of $52 million in the fourth quarter 2005 representing the minimum estimated liability of the involuntary termination benefit.

As a result of the Agreement and Plan of Merger among BellSouth Corporation, AT&T Inc. and ABC Consolidation Corp. dated as of March 4, 2006, the Company has modified the terms of the workforce reduction by eliminating the involuntary component that was scheduled to follow the voluntary offer. Accordingly, the Company will reverse the minimum liability accrued in the fourth quarter of 2005 (except to the extent that employees have already accepted the voluntary offer). The Company estimates that this will result in a $45 million after-tax credit to income in the first quarter of 2006. The charge for the early termination benefit will be recorded in the second quarter of 2006 upon acceptance of the offer by the affected employees.

Under the modified plan, BellSouth currently expects to reduce its management workforce by approximately 1,300 employees, and expects substantially all of the reductions to be completed by the end of May 2006. We estimate that an after-tax charge of approximately $100 million will be recorded in 2006 related to this workforce reduction initiative, with approximately $85 million recorded in the second quarter. The total after-tax charge taken in 2005 and 2006 related to the workforce reduction initiative is expected to be $107 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BELLSOUTH CORPORATION

By: /s/ Raymond E. Winborne, Jr.
Raymond E. Winborne, Jr.
Controller
March 13, 2006

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